Exhibit 10.18

Marine Products Corporation Cash Based Incentives (Discretionary)

Acknowledgement of Cash Based Incentives for Executive Officers

A.	The plan year for this incentive is January 1, 2017 to December 31, 2017.

B.	Your eligibility for a cash based incentive and the amount due will be determined solely by the Compensation Committee.

C.	You will not receive any cash based incentive if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

D.	If any cash based incentive was paid as a result of misrepresented or inaccurate performance results or figures, the Company expressly reserves the discretionary right to recoup those erroneous bonus overpayments immediately from any future wages and compensation, subject to all applicable local, state and federal laws pertaining thereto, or require repayment of some or all of the awards paid.

ACKNOWLEDGMENT

I understand that receipt of any discretionary cash based incentives should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that the determination of cash based incentives will be subject to review, and could be changed in the future.

Executive Officer	Date